Exhibit 99.1

NEWS RELEASE FOR IMMEDIATE RELEASE	Lisa K. Klinger EVP-Chief Financial Officer (336) 217-4070 lisaklinger@thefreshmarket.com

Michael Tucci Joins Board of The Fresh Market, Inc.

GREENSBORO, North Carolina – December 8, 2011 – The Fresh Market, Inc. (NASDAQ: TFM) today announced that its Board of Directors elected Michael D. Tucci as a new member of its Board of Directors effective immediately. Mr. Tucci joined Coach, Inc. (NYSE: COH) in January 2003 as President, Retail Division – North America. In his role, he oversees all aspects of Coach’s direct retail businesses in the U.S. and Canada, including approximately 500 stores and its e-commerce operations. Prior to joining Coach, Mr. Tucci held senior executive positions at The Gap, Inc., and Macy’s, Inc.

Craig Carlock, President and CEO of The Fresh Market, commented, “We are excited for Mike to join our Board of Directors. Mike brings an extensive background in consumer goods, marketing and retail operations. With first-hand experience in specialty retail and a wealth of knowledge about delighting consumers with great products, he will be a superb addition and we look forward to his active participation on our Board.”

About The Fresh Market, Inc.

Founded in 1982, The Fresh Market, Inc. is a specialty grocery retailer focused on providing high-quality products in a unique and inviting atmosphere with a high level of customer service. As of December 8, 2011, the company operates 110 stores in 21 states, located in the Southeast, Midwest, Mid-Atlantic, and Northeast. For more information, please visit www.thefreshmarket.com.

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This press release is also available in the Investor Relations portion of The Fresh Market, Inc. website (http://ir.thefreshmarket.com/).